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                                                                   EXHIBIT 23.2

                               CATALYTICA, INC.

           CONSENT OF COOPERS & LYBRAND LLP, INDEPENDENT ACCOUNTANTS

  We consent to the incorporation by reference in the Registration Statements of Catalytica, Inc. (Form S-8's No. 33-62964, No. 333-09533, and No. 333-
33681) pertaining to the 1992 Stock Option Plan, the 1992 Employee Stock Purchase Plan, and the 1995 Director Option Plan of Catalytica, Inc. of our report dated October 17, 1997, which included an explanatory paragraph regarding GENXON Power Systems, L.L.C.'s ability to continue as a going concern, on our audit of GENXON Power Systems, L.L.C. as of September 30, 1997 and for the period from October 21, 1996 (date of inception) to September 30, 1997, which report is included in this Annual Report (Form 10-K) for the year ended December 31, 1997.

                                          Coopers & Lybrand LLP

San Jose, California
March 30, 1998